Exhibit 99.1

Regulation G Reconciliation of Non-GAAP Financial Measures

This 2006 Annual Report contains references to the non-GAAP financial measures of Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”).

The National Association of Real Estate Trusts (“NAREIT”) defines FFO as net income (loss) available to common shareholders computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of operating properties and extraordinary items, plus depreciation and amortization of real estate assets, including our share of unconsolidated partnerships and joint ventures. We calculate FFO in a manner consistent with the NAREIT definition.

We calculate AFFO by subtracting from FFO both (1) normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain a REIT's properties and its revenue stream (e.g., leasing expenses and tenant improvement expenditures) and (2) "straight-lining" of rents. This calculation also is called Cash Available for Distribution (CAD) or Funds Available for Distribution (FAD). AFFO is primarily a measure of a real estate company's cash flow generated by operations.

We believe that FFO and AFFO are appropriate supplemental measures of operating performance because it helps investors compare our operating performance relative to other REITs. There can be no assurance that FFO or AFFO as presented by us are comparable to similarly titled measures of other REITs. We consider FFO and AFFO to be an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing, or financing activities as a measure of liquidity. These measures do not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

Reconciliation of Non-GAAP Financial Measures

	2002	2003	2004	2005	2006

Net Income	$3,705	$3,474	$3,424	$2,448	$1,781
Minority interest in operating partnership	3,193	3,035	2,990	1,891	1,068
Depreciation and Amortization of real estate assets	4,001	4,316	4,724	5,512	6,341
Gain on sale or real estate	-	-	-	-	(197)

FFO	10,899	10,825	11,138	9,851	8,993
Tenant Improvements	(952)	(689)	(508)	(910)	(827)
Leasing commissions	(891)	(978)	(953)	(1,588)	(983)
Change in fair value of derivatives	-	-	-	-	(30)
Straight-line rents	(728)	(263)	(632)	2	(365)
Above (below) market lease value	-	-	-	-	80

AFFO	$8,328	$8,895	$9,045	$7,355	$6,868